UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2008

DR. TATTOFF, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-52836	20-0594204
(Commission File Number)	(IRS Employer Identification No.)

8500 Wilshire Boulevard, Suite 105, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)

(310) 659-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

(b)  Effective July 21, 2008, Mr. John P. Keefe resigned from his temporary position as the acting chief financial officer of Dr. Tattoff, Inc. (the “Company”). Mr. Keefe’s resignation is in connection with the appointment of Mr. Mark Edwards as chief financial officer of the Company as more fully described below.

Appointment of Officer

(c)  Effective July 21, 2008, the board of directors of the Company appointed Mr. Mark A. Edwards, age 53, to serve as the Company’s chief financial officer. The Company and Mr. Edwards are currently negotiating the terms of his employment agreement.

Prior to joining the Company, from April 2008 to July 2008, Mr. Edwards served as a senior financial officer for Navvis Healthcare, LLC, a company providing strategic consulting services to hospitals and healthcare systems, where he was responsible for overall financial management of the firm and facilitated the merger of The Strategy Group into Navvis. From 2002 to April 2008, Mr. Edwards served as a vice president of finance and chief information officer for Centerre Healthcare Corporation, an operator of acute rehabilitation hospitals, where he was responsible for the preparation and presentation of financial reports and plans, structuring and negotiation of joint venture agreements, lease and project financing, and development and management of the company’s management information systems. Mr. Edwards earned a Bachelor of Arts in economics from the University of California at Los Angeles.

Neither Mr. Edwards nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Edwards and the Company’s directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DR. TATTOFF, INC. (Registrant)

By:	/s/ John P. Keefe
Name: John P. Keefe
Title: Chief Executive Officer and Chief Operating Officer

Date: July 24, 2008